Exhibit 99.1

PRESS RELEASE

For release:   March 2, 2017

Contact:         Media

                        Stephen W. Ries

                        Senior Corporate Counsel

                        (610) 668-3270

                         sries@global-indemnity.com

Global Indemnity Limited Reports 2016 Financial Results.

George Town, Cayman Islands (March 2, 2017) – Global Indemnity Limited (NASDAQ:GBLI) today reported net income for the year ended December 31, 2016 of $49.9 million or $2.84 per share. Operating income was $35.8 million for the year ended December 31, 2016. As of December 31st, book value per share was $45.42, an increase of 5.7%, compared to book value per share of $42.98 at December 31, 2015.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Twelve Months Ended December 31,			As of December 31,
	2016	2015		2016	2015
Gross Premiums Written	$565.8	$590.2	Book value per share	$45.42	$42.98
Net Premiums Written	$470.9	$501.2	Shareholders’ equity	$798.0	$749.9
			Cash and invested assets (1)	$1,498.1	$1,516.3
Net income	$49.9	$41.5
Net income per share	$2.84	$1.69	(1) Including receivable/(payable) for securities sold/(purchased)

Operating income	$35.8	$44.0
Operating income per share	$2.04	$1.80

Combined ratio analysis:
Loss ratio	56.4	54.6
Expense ratio	42.0	39.9

Combined ratio	98.4	94.5

About Global Indemnity Limited and its subsidiaries

Global Indemnity Limited (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Limited’s three primary segments are:

•	United States Based Commercial Lines Operations

•	United States Based Personal Lines Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity Limited’s website at http://www.globalindemnity.ky.

Forward-Looking Information

The forward-looking statements contained in this press release [1] do not address a number of risks and uncertainties. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to the Global Indemnity as of the date hereof. The foregoing review of factors that could cause actual financial or operating performance to differ materially from expectations is not exhaustive. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1]	Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.

Global Indemnity Limited’s Combined Ratio for the Twelve Months Ended December 31, 2016 and 2015

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Twelve Months Ended December 31,
	2016	2015
Loss Ratio:
Current Accident Year
Excluding Catastrophes	50.5	50.0
Catastrophes	18.1	11.5

Current Accident Year	68.6	61.5
Changes to Prior Accident Year	(12.2)	(6.9)

Loss Ratio – Calendar Year	56.4	54.6
Expense Ratio	42.0	39.9

Combined Ratio	98.4	94.5

For the twelve months ended December 31st, the calendar year loss ratio increased by 1.8 points to 56.4 in 2016 from 54.6 in 2015.

For the twelve months ended December 31, 2016, the current accident year loss ratio increased by 7.1 points to 68.6 in 2016 compared to 61.5 for the same period in 2015.

•	The current accident year property loss ratio increased 9.8 points to 69.2 in 2016 from 59.4 in 2015 primarily due to higher catastrophe losses experienced during the fourth accident quarter of 2016, particularly from the Tennessee Wildfires.

•	The current accident year casualty loss ratio improved by 1.4 points to 66.9 in 2016 from 68.3 in 2015. This improvement is mainly due to a decrease in reported claim frequency reflecting the milder winter experienced in 2016.

•	Calendar year results for the twelve months ended December 31, 2016 include a 12.2 point reduction in the loss ratio related to prior accident years, which was primarily driven by lower than expected claims frequency and severity experienced across multiple prior accident years within Commercial Lines, primarily related to general liability, and less than expected emergence on property catastrophe treaties within the Reinsurance Operations.

For the twelve months ended December 31st, the expense ratio increased from 39.9 in 2015 to 42.0 in 2016.

The increase is primarily due to the reduction in earned premiums in 2016 as a result of the quota share arrangement and the purchase of additional reinsurance put in place to mitigate catastrophe exposure as well as the 2015 expense ratio benefitting from accounting adjustments related to the purchase of American Reliable.

Global Indemnity Limited’s Gross and Net Premiums Written Results by Segment

	Twelve Months Ended December 31,
	Gross Premiums Written		Net Premiums Written
	2016	2015	2016	2015
Commercial Lines Operations	$205,120	$214,218	$184,911	$197,526
Personal Lines Operations	300,888	326,282	226,228	254,035
Reinsurance Operations	59,837	49,733	59,801	49,683

Total	$565,845	$590,233	$470,940	$501,244

Commercial Lines Operations: Gross premiums written and net premiums written decreased 4.2% and 6.4%, respectively, for the twelve months ended December 31, 2016 as compared to the same period in 2015. The decline in gross premiums written was mainly due to non-renewal of a program. This decline in gross premiums written as well as ceding more premiums in an effort to reduce exposure to catastrophes and large losses contributed to the decrease in net premiums written.

Personal Lines Operations: For the twelve months ended December 31, 2016, gross premiums written and net premiums written decreased 7.8% and 10.9%, respectively, as compared to the same period in 2015. Gross premiums written include business written by American Reliable that is ceded to insurance entities owned by Assurant under a 100% quota share reinsurance agreement in the amount of $35.3 million and $55.8 million for the twelve months ended December 31, 2016 and 2015, respectively. Excluding the business that is ceded 100% to insurance entities owned by Assurant, gross premiums written decreased by 1.8% for the twelve months ended December 31, 2016 as compared to 2015. The reduction in net premiums written is due to purchasing additional reinsurance to reduce catastrophe exposure.

Reinsurance Operations: For the twelve months ended December 31, 2016, gross premiums written and net premiums written increased 20.3% and 20.4%, respectively, as compared to the same period in 2015 primarily due to a new treaty written in the fourth quarter of 2016.

###

Note: Tables Follow

GLOBAL INDEMNITY LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
	2016	2015	2016	2015
Gross premiums written	$136,591	$130,701	$565,845	$590,233

Net premiums written	$113,707	$106,638	$470,940	$501,244

Net premiums earned	$109,472	$123,222	$468,465	$504,143
Net investment income	8,880	8,375	33,983	34,609
Net realized investment gains (losses)	30,778	3,842	21,721	(3,374)
Other income (1)	742	992	10,345	3,400

Total revenues	149,872	136,431	534,514	538,778

Net losses and loss adjustment expenses	48,946	48,498	264,003	275,368
Acquisition costs and other underwriting expenses	47,889	51,185	196,650	201,303
Corporate and other operating expenses	4,274	5,007	17,338	24,448
Interest expense	2,228	2,278	8,905	4,913

Income before income taxes	46,535	29,463	47,618	32,746
Income tax expense (benefit)	8,162	2,159	(2,250)	(8,723)

Net income	$38,373	$27,304	$49,868	$41,469

Weighted average shares outstanding–basic	17,264	20,695	17,247	24,254

Weighted average shares outstanding–diluted	17,597	20,957	17,547	24,506

Net income per share – basic	$2.22	$1.32	$2.89	$1.71

Net income per share – diluted	$2.18	$1.30	$2.84	$1.69

Combined ratio analysis: (2)
Loss ratio	44.7	39.4	56.4	54.6
Expense ratio	43.7	41.5	42.0	39.9

Combined ratio	88.4	80.9	98.4	94.5

(1)	On September 30, 2016, the Company sold all the outstanding shares of capital stock of one of its wholly owned subsidiaries, United National Specialty Insurance Company, to an unrelated party and recognized a pretax gain of $6.9 million. This transaction will not have an impact on the Company’s ongoing business operations. Business previously written by United National Specialty Insurance Company has been and will be written by other companies within the Company’s U.S. Insurance Operations.
(2)	The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY LIMITED

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) December 31, 2016	December 31, 2015
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2016 - $1,241,339 and 2015 - $1,308,333)	$1,240,031	$1,306,149
Equity securities:
Available for sale, at fair value (cost: 2016 - $119,515 and 2015 - $100,157)	120,557	110,315
Other invested assets	66,121	32,592

Total investments	1,426,709	1,449,056

Cash and cash equivalents	75,110	67,037
Premiums receivable, net	92,094	89,245
Reinsurance receivables, net	143,774	115,594
Funds held by ceding insurers	13,114	16,037
Deferred federal income taxes	40,957	34,687
Deferred acquisition costs	57,901	56,517
Intangible assets	23,079	23,607
Goodwill	6,521	6,521
Prepaid reinsurance premiums	42,583	44,363
Receivable for securities sold	—	172
Federal income taxes receivable	—	4,828
Other assets	51,104	49,630

Total assets	$1,972,946	$1,957,294

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$651,042	$680,047
Unearned premiums	286,984	286,285
Ceded balances payable	14,675	4,589
Contingent commissions	9,454	11,069
Debt	163,143	172,034
Payable for Securities	3,717	—
Federal income taxes payable	219	—
Other liabilities	45,761	53,344

Total liabilities	1,174,995	1,207,368

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 13,436,548 and 16,424,546 respectively; A ordinary shares outstanding: 13,436,548 and 13,313,751, respectively; B ordinary shares issued and outstanding: 4,133,366 and 4,133,366, respectively	2	3
Additional paid-in capital	430,283	529,872
Accumulated other comprehensive income, net of taxes	(618)	4,078
Retained earnings	368,284	318,416
A ordinary shares in treasury, at cost: 0 and 3,110,795 shares, respectively	—	(102,443)

Total shareholders’ equity	797,951	749,926

Total liabilities and shareholders’ equity	$1,972,946	$1,957,294

GLOBAL INDEMNITY LIMITED

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) December 31, 2016	December 31, 2015
Fixed maturities	$1,240.0	$1,306.1
Cash and cash equivalents	75.1	67.0

Total bonds and cash and cash equivalents	1,315.1	1,373.1
Equities and other invested assets	186.7	143.0

Total cash and invested assets, gross	1,501.8	1,516.1
Receivable (payable) for securities sold/(purchased)	(3.7)	0.2

Total cash and invested assets, net	$1,498.1	$1,516.3

(Unaudited) Twelve Months Ended December 31, 2016 (a)
Net investment income	$34.0

Net realized investment gains	21.7
Net change in unrealized investment gains and losses	(8.2)

Net realized and unrealized investment returns	13.5

Total investment return	$47.5

Average total cash and invested assets	$1,507.2

Total investment return %	3.1%

(a)	Amounts in this table are shown on a pre-tax basis.

GLOBAL INDEMNITY LIMITED

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2016	2015	2016	2015
Operating income	$18,444	$24,596	$35,781	$44,026
Adjustments:
Net realized investment gains/(losses), net of tax	19,929	2,708	14,087	(2,557)

Net income	$38,373	$27,304	$49,868	$41,469

Weighted average shares outstanding – basic	17,264	20,695	17,247	24,254

Weighted average shares outstanding – diluted	17,597	20,957	17,547	24,506

Operating income per share – basic	$1.07	$1.19	$2.07	$1.82

Operating income per share – diluted	$1.05	$1.17	$2.04	$1.80

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.